Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE For More Information Contact: Ron Black, President & CEO 336-644-9944

Oak Ridge Financial Services Announces Second Quarter 2011 Results

Oak Ridge, North Carolina, August 11, 2011 – Oak Ridge Financial Services, Inc. (Nasdaq:BKOR), parent company of Bank of Oak Ridge, headquartered in Oak Ridge, North Carolina, reported financial results for the second quarter of 2011.

Quarterly Financial Highlights:

•

Quarterly net income of $77,000, compared to $15,000 in the same period in 2010. Contributing to the increase were increases in net interest income and reductions in noninterest expense and income tax expense. Offsetting the overall increase in net income was an increase in provision for loan losses and a decrease in noninterest income.

•	Quarterly net loss available to common shareholders of $86,000, compared to $167,000 in the same period in 2010.

•	Allowance for loan losses of 1.78% of total loans as of June 30, 2011, compared to 1.71% as of December 31, 2010.

•	Net interest income of $3.5 million, up 8.5% from $3.2 million for the same period in 2010. The Company’s net interest margin increased to 4.28%, up from 4.04% in the same period in 2010.

•

Noninterest income of $1.1 million, up 11.9% from $1.0 million for the same period in 2010. A primary factor contributing to the increase in noninterest income was a gain on sale of securities in the three months ended June 30, 2011 of $257,000. There were no gains on securities during the same period in 2010. Excluding the gain on sale of securities in 2011, noninterest income decreased 13.4% from 2010 to 2011.

•	Noninterest expense of $3.3 million, down 4.2% from noninterest expense of $3.5 million for the same period in 2010.

•	Total loans decreased 1.4% to $252.8 million from December 31, 2010 to June 30, 2011.

•	Noninterest bearing deposits increased 15.6% to $31.0 million from December 31, 2010 to June 30, 2011.

Narrative:

Oak Ridge Financial Services, Inc. announced net income for the three months ended June 30, 2011 of $77,000, compared to net income of $15,000 for the prior year period. After subtracting dividends and accretion on preferred stock, net loss available for common shareholders was $86,000 and $167,000 for the three months ended June 30, 2011 and 2010, respectively. Net loss per diluted share was $0.05 and $0.09 for the three months ended June 30, 2011 and 2010, respectively.

Oak Ridge Financial Services President, Ron Black, in commenting on the results, noted, “Given the difficult economic environment, we are pleased that we were able to increase net interest income, increase noninterest bearing deposits, and reduce noninterest expense from 2010 to 2011. Nonperforming assets were up from December 2010 to June 2011 as our region continues to experience the negative effects of the weak economy. We continue to devote substantial efforts in servicing and reducing these assets.”

Mr. Black further commented “Our primary areas of focus for the rest of 2011 will be continuing to service our loan and other real estate owned portfolios while growing net interest income and noninterest income, and providing the best service possible to existing and potential clients. We plan to continue to support our local economy by taking deposits, making loans, and providing financial advice to help our clients navigate these difficult times. The community was supportive of our Bank in the first six months of 2011 and we are very encouraged by the continuing growth we are seeing in both noninterest deposits and interest bearing checking deposits. Lastly, at June 30, 2011 we were well-capitalized with capital available for future profitable growth.”

About Bank of Oak Ridge

Bank of Oak Ridge, headquartered in Oak Ridge, NC, is a community Bank with five banking offices in Oak Ridge, Summerfield and Greensboro. The Bank’s independent financial advisory division, Oak Ridge Wealth Management, operates out of an office in downtown Greensboro. The Bank offers a complete line of banking, investment and insurance services, including savings and checking accounts, mortgage and business loans, extended weekday and Saturday branch banking hours, same-day deposits, cash management services, business and personal internet banking with balance alerts and reminders, internet bill payment, remote check capture for businesses, mobile banking and accounts designed specifically for seniors, small businesses and civic organizations. For more information, contact Bank of Oak Ridge at 336-644-9944, or visit www.bankofoakridge.com.

Forward-looking Information

This form contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the Company’s markets, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Federal Deposit Insurance Corporation. The Company undertakes no obligation to update any forward-looking statements.

Oak Ridge Financial Services, Inc.

Unaudited Financial Highlights (dollars in thousands, except share and per share data)

(Unaudited)

	Three months ended June 30,		Change	Six months ended June 30,		Change
	2011	2010		2011	2010
Income Statement Data:
Total interest income	$4,394	$4,448	(1.2)%	$8,834	$9,081	(2.7)%
Total interest expense	881	1,209	(27.1)	1,822	2,518	(27.6)

Net interest income	3,513	3,239	8.5	7,012	6,563	6.8
Provision for loan losses	1,261	784	60.8	1,866	1,137	64.1
Noninterest income	1,137	1,016	11.9	1,957	2,211	(11.5)
Noninterest expense	3,335	3,482	(4.2)	6,785	6,641	2.2
Provision for income taxes	(23)	(26)	(11.5)	48	342	(86.0)

Net income	$77	$15	413.3	$270	$654	(58.7)

Preferred stock dividends	97	96	1.0	193	192	0.5
Accretion of discount	66	86	(23.3)	133	172	(22.7)

Income (loss) available to common shareholders	$(86)	$(167)	n/a	$(56)	$290	(119.3)

Per share data and shares outstanding:
Basic net income per share (1)	$(0.05)	$(0.09)	(44.4)%	$(0.03)	$0.16	(118.8)%
Diluted net income per share (1)	(0.05)	(0.09)	(44.4)	(0.03)	0.16	(118.8)
Book value at period end	11.59	11.90	(2.6)	11.59	11.90	(2.6)

Weighted average number of common shares outstanding (000’s):
Basic	1,795.8	1,791.5	0.2%	1,795.9	1,791.5	0.2%
Diluted	1,795.8	1,791.5	0.2	1,795.9	1,791.5	0.2
Shares outstanding at period end	1,808.4	1,791.5	0.9	1,808.4	1,791.5	0.9

	June 30, 2011	December 31, 2010	Change
Balance sheet data
Total assets	$346,443	$349,008	(0.7)%
Loans receivable	252,846	256,486	(1.4)
Allowance for loan losses	4,500	4,375	2.9
Other interest-earning assets	72,891	71,853	1.4
Noninterest-bearing deposits	30,945	26,767	15.6
Interest-bearing deposits	268,430	273,508	(1.9)
Borrowings	17,248	17,248	—
Shareholders’ equity	27,894	27,873	0.1

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Selected performance ratios:
Return on average assets (2)	0.09%	0.02%	0.16%	0.38%
Return on average stockholders’ equity (2)	(1.64)	(3.11)	(0.54)	2.73
Net interest margin (2)(3)	4.28	4.04	4.29	4.12
Net interest spread (2)(4)	4.06	3.81	4.07	3.88
Noninterest income as a % of total revenue	24.5	23.9	21.8	25.2
Noninterest income as a % of average assets (2)	1.3	1.2	1.1	1.3
Efficiency ratio (5)	71.72	81.83	75.65	75.69
Noninterest expense as a % of average assets (2)	3.8	4.0	3.9	3.9

	June 30, 2011	December 31, 2010	June 30, 2010
Asset quality ratios (at period end):
Nonperforming assets to period-end loans (6)	4.83%	2.92%	2.64%
Nonperforming assets to period-end assets (6)	3.53	2.14	1.95
Allowance for loan losses to period-end loans	1.78	1.71	1.51
Allowance for loan losses to total assets	1.30	1.25	1.11
Net loan charge-offs to average loans outstanding (2)	1.38	0.67	0.79

	June 30, 2010	December 31, 2010	June 30, 2010
Capital ratios (Bank of Oak Ridge):
Total capital ratio	13.2%	11.5%	11.5%
Tier 1 capital ratio	11.9	10.2	10.3
Leverage capital ratio	9.1	8.1	8.2

Oak Ridge Financial Services, Inc.

Unaudited Financial Highlights (dollars in thousands, except share and per share data)

(Unaudited)

	Three months ended June 30,			Six months ended June 30,
	2011	2010	Change	2011	2010	Change
Total Revenue
Net interest income	$3,513	$3,239	8.5%	$7,012	$6,563	6.8%

Fees and other revenue:
Service charges on deposit accounts	138	194	(28.9)	295	394	(25.1)
Gain on sale of securities	257	—	n/a	257	386	(33.4)
Mortgage loan origination fees	42	123	(65.9)	108	184	(41.3)
Investment and insurance commissions	273	278	(1.8)	475	470	1.1
Fee income from accounts receivable financing	207	236	(12.3)	415	426	(2.6)
Debit card interchange income	163	122	33.6	295	226	30.5
Income earned on bank owned life insurance	35	41	(14.6)	72	84	(14.3)
Other service charges and fees	22	22	—	40	41	(2.4)

Total noninterest income	1,137	1,016	11.9	1,957	2,211	(11.5)

Total revenue	$4,650	$4,255	9.3	$8,969	$8,774	2.2

	Three months ended June 30,			Six months ended June 30,
	2011	2010	Change	2011	2010	Change
Noninterest Expense
Salaries	$1,427	$1,316	8.4%	$2,892	$2,718	6.4%
Employee benefits	176	161	9.3	365	314	16.2
Employee Stock Ownership Plan	25	300	(91.7)	25	300	(91.7)
Occupancy expense	206	224	(8.0)	417	460	(9.3)
Equipment expense	217	225	(3.6)	427	419	1.9
Data and item processing	232	265	(12.5)	444	494	(10.1)
Professional and advertising	328	223	47.1	553	583	(5.1)
Stationary and supplies	104	68	52.9	226	129	75.2
Net loss on sale of foreclosed and repossessed assets	9	52	(82.7)	252	45	460.0
Expenses of foreclosed and repossessed assets	13	45	(71.1)	44	77	(42.9)
Telecommunications expense	57	60	(5.0)	110	117	(6.0)
FDIC assessment	146	138	5.8	278	269	3.3
Accounts receivable financing expense	65	84	(22.6)	131	143	(8.4)
Other-than-temporary impairment loss	—	21	(100.0)	—	21	(100.0)
Other	330	300	10.0	621	552	12.5

Total noninterest expense	$3,335	$3,482	(4.2)	$6,785	$6,641	2.2

	Three months ended June 30,		Change	Six months ended June 30,		Change
	2011	2010		2011	2010
Average Balances
Total assets	$349,953	$345,375	1.3%	$351,076	$344,159	2.0%
Loans receivable	254,722	251,166	1.4	255,234	251,572	1.5
Allowance for loan losses	4,573	3,933	16.3	4,525	3,880	16.6
Other interest-earning assets	74,199	70,489	5.3	74,061	51,957	42.5
Total deposits	288,564	274,282	5.2	288,303	292,159	(1.3)
Total noninterest bearing deposits	30,193	22,907	31.8	28,646	21,568	32.8
Borrowings	17,248	17,248	—	17,248	17,265	(0.1)
Shareholders’ equity	27,947	28,190	(0.9)	27,883	28,037	(0.5)

(1)	Computed based on the weighted average number of shares outstanding during each period.
(2)	Ratios for the three- and six-month periods ended June 30, 2011 and 2010 are presented on an annualized basis.
(3)	Net interest margin is net interest income divided by average interest earning assets.
(4)	Net interest spread is the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(5)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.
(6)	Nonperforming assets consist of non-accruing loans, restructured loans and foreclosed assets, where applicable.